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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No. _________)*

                       AMVESCAP PLC (formerly Invesco PLC)
                                (Name of Issuer)

              Ordinary Shares of Twenty-Five Pence Each Fully Paid
                         (Title of Class of Securities)

                                       N/A
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (10-88)

-----------------------                                    -------------------
CUSIP No.      N/A                       13G                     Page 2
-----------------------                                    -------------------

------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON   S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON
   Advent VII L.P.                                      04-3181563
   Advent VI L.P.                                       51-0309893
   Advent Industrial II L.P.                            51-0314268
   Advent New York L.P.                                 04-3095408
   Advent Atlantic and Pacific L.P.                     04-2928123
   Advent Atlantic and Pacific II L.P.                  04-3123521
   TA Venture Investors L.P.                            04-3068354
   TA Associates Management L.P.                        04-3205796
   TA Associates VII L.P.                               04-3081388
   TA Associates, Inc.                                  04-3205751
   TA Associates Service Corporation                    04-3214469
------------------------------------------------------------------------------
  2     CHECK THE BOX IF A MEMBER OF A GROUP*


                                                               (a) /X/
                                                               (b) / /
------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Advent VII L.P.                                   Delaware
        Advent VI L.P.                                    Delaware
        Advent Industrial II L.P.                         Delaware
        Advent New York L.P.                              Delaware
        Advent Atlantic and Pacific L.P.                  Delaware
        Advent Atlantic and Pacific II L.P.               Delaware
        TA Venture Investors L.P.                         Massachusetts
        TA Associates Management L.P.                     Massachusetts
        TA Associates VII L.P.                            Delaware
        TA Associates, Inc.                               Delaware
        TA Associates Service Corporation                 Massachusetts
------------------------------------------------------------------------------
                        5        SOLE VOTING POWER
                                 Advent VII L.P.                         0
                                 Advent VI L.P.                          0
                                 Advent Industrial II L.P.               0
     NUMBER OF                   Advent New York L.P.                    0
                                 Advent Atlantic and Pacific L.P.        0
                                 Advent Atlantic and Pacific II L.P.     0
                                 TA Venture Investors L.P.               0
                                 TA Associates Management L.P.           0
                                 TA Associates VII L.P.                  0
                                 TA Associates, Inc.                     0
       SHARES                    TA Associates Service Corporation       0
                       --------------------------------------------------------
                        6        SHARED VOTING POWER
    BENEFICIALLY                                               N/A
      OWNED BY
                       -------------------------------------------------------
                        7        SOLE DISPOSITIVE POWER
        EACH                     Advent VII L.P.                         0
                                 Advent VI L.P.                          0
                                 Advent Industrial II L.P.               0
     REPORTING                   Advent New York L.P.                    0
                                 Advent Atlantic and Pacific L.P.        0
                                 Advent Atlantic and Pacific II L.P.     0
                                 TA Venture Investors L.P.               0
                                 TA Associates Management L.P.           0
                                 TA Associates VII L.P.                  0
                                 TA Associates, Inc.                     0
       PERSON                    TA Associates Service Corporation       0
                       -------------------------------------------------------
                        8        SHARED DISPOSITIVE POWER
        WITH                                                   N/A
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        Advent VII L.P.                                                 0
        Advent VI L.P.                                                  0
        Advent Industrial II L.P.                                       0
        Advent New York L.P.                                            0
        Advent Atlantic and Pacific L.P.                                0
        Advent Atlantic and Pacific II L.P.                             0
        TA Venture Investors L.P.                                       0
        TA Associates Management L.P.                                   0
        TA Associates VII L.P.                                          0
        TA Associates, Inc.                                             0
        TA Associates Service Corporation                               0
-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        Advent VII L.P.                                              0.00%
        Advent VI L.P.                                               0.00%
        Advent Industrial II L.P.                                    0.00%
        Advent New York L.P.                                         0.00%
        Advent Atlantic and Pacific L.P.                             0.00%
        Advent Atlantic and Pacific II L.P.                          0.00%
        TA Venture Investors L.P.                                    0.00%
        TA Associates Management L.P.                                0.00%
        TA Associates VII L.P.                                       0.00%
        TA Associates, Inc.                                          0.00%
        TA Associates Service Corporation                            0.00%
------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON
        Each entity is a Limited Partnership
------------------------------------------------------------------------------

                       SEE INSTRUCTION BEFORE FILLING OUT!

ATTACHMENT TO FORM 13G                                              PAGE 3

ITEM 1 (a)        NAME OF ISSUER: AMVESCAP PLC (formerly Invesco PLC)

ITEM 1 (b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  11 Devonshire Square
                  London EC2M 4YR ENGLAND

ITEM 2 (a)        NAME OF PERSON FILING:
                  Advent VII L.P.
                  Advent VI L.P.
                  Advent Industrial II L.P
                  Advent New York L.P.
                  Advent Atlantic and Pacific L.P.
                  Advent Atlantic and Pacific II L.P.
                  TA Venture Investors L.P.
                  TA Associates Management L.P.
                  TA Associates VII L.P.
                  TA Associates, Inc.
                  TA Associates Service Corporation

ITEM 2 (b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  C/o TA Associates
                  125 High Street, Suite 2500
                  Boston, MA  02110

ITEM 2 (c)        CITIZENSHIP: Not Applicable

ITEM 2 (d)        TITLE AND CLASS OF SECURITIES: Ordinary Shares of Twenty-Five
                  Pence Each Fully Paid

ITEM 2 (e)        CUSIP Number: N/A

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1 (b) OR 13d-2 (b), CHECK WHETHER THE PERSON FILING IS a: Not Applicable

ITEM 4            OWNERSHIP

ITEM 4 (a)        AMOUNT BENEFICIALLY OWNED:                      COMMON STOCK
                  Advent VII L.P.                                            0
                  Advent VI L.P.                                             0
                  Advent Industrial II L.P.                                  0
                  Advent New York L.P.                                       0
                  Advent Atlantic and Pacific L.P.                           0
                  Advent Atlantic and Pacific II L.P.                        0
                  TA Venture Investors L.P.                                  0
                  TA Associates Management L.P.                              0
                  TA Associates VII L.P.                                     0
                  TA Associates, Inc.                                        0
                  TA Associates Service Corporation                          0

ITEM 4 (b)        PERCENT OF CLASS                                  PERCENTAGE
                  Advent VII L.P.                                            0
                  Advent VI L.P.                                             0
                  Advent Industrial II L.P.                                  0
                  Advent New York L.P.                                       0
                  Advent Atlantic and Pacific L.P.                           0
                  Advent Atlantic and Pacific II L.P.                        0
                  TA Venture Investors L.P.                                  0
                  TA Associates Management L.P.                              0
                  TA Associates VII L.P.                                     0
                  TA Associates, Inc.                                        0
                  TA Associates Service Corporation                          0

ITEM 4 (c)        NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)    SOLE POWER TO VOTE OR DIRECT THE VOTE:   COMMON STOCK
                  Advent VII L.P.                                            0
                  Advent VI L.P.                                             0
                  Advent Industrial II L.P.                                  0
                  Advent New York L.P.                                       0
                  Advent Atlantic and Pacific L.P.                           0
                  Advent Atlantic and Pacific II L.P.                        0
                  TA Venture Investors L.P.                                  0
                  TA Associates Management L.P.                              0
                  TA Associates VII L.P.                                     0
                  TA Associates, Inc.                                        0
                  TA Associates Service Corporation                          0
                  (ii)   SHARED POWER TO VOTE OR DIRECT THE VOTE:         N/A

                  (iii)  SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION:
                                                                  COMMON STOCK
                  Advent VII L.P.                                            0
                  Advent VI L.P.                                             0



                   Advent Industrial II L.P.                                 0
                   Advent New York L.P.                                      0
                   Advent Atlantic and Pacific L.P.                          0
                   Advent Atlantic and Pacific II L.P.                       0
                   TA Venture Investors L.P.                                 0
                   TA Associates Management L.P.                             0
                   TA Associates VII L.P.                                    0
                   TA Associates, Inc.                                       0
                   TA Associates Service Corporation                         0

                   (iv) SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION  N/A

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: Not Applicable

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON: Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY, WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY: Not Applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  This schedule 13G is filed pursuant to Rule 13d-1 (c). For the agreement of group members to a joint filing, see below.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP: Not Applicable

ITEM 10           CERTIFICATION: Not Applicable

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     ___________________________
                                                               Date

                                                     ___________________________
                                                             Signature

                                                     ___________________________
                                                             Name/Title

AGREEMENT FOR JOINT FILING

Advent VII L.P., Advent VI L.P., Advent Industrial II L.P., Advent New York L.P., Advent Atlantic & Pacific L.P., Advent Atlantic & Pacific II L.P., TA Venture Investors L.P., TA Associates Management L.P., TA Associates VII L.P., TA Associates, Inc. and TA Associates Service Corporation hereby agree that TA Associates shall file with the Securities and Exchange Commission a joint schedule 13G on behalf of the above-named parties concerning their beneficial ownership of AMVESCAP PLC.

Dated:

ADVENT VII L.P.

By:  TA Associates VII L.P., its General Partner
By:  TA Associates, Inc. its General Partner

By:
     -----------------------------------------------
        Katherine S. Cromwell, Managing Director

ADVENT VI L.P.

By:  TA Associates VI L.P., its General Partner
By:  TA Associates, Inc. its General Partner

By:
     -----------------------------------------------
        Katherine S. Cromwell, Managing Director

ADVENT INDUSTRIAL II L.P.

By:  TA Associates VI L.P., its General Partner
By:  TA Associates, Inc. its General Partner

By:
     -----------------------------------------------
        Katherine S. Cromwell, Managing Director

ADVENT NEW YORK L.P.

By:  TA Associates VI L.P., its General Partner
By:  TA Associates, Inc. its General Partner

By:
     -----------------------------------------------
        Katherine S. Cromwell, Managing Director

ADVENT ATLANTIC AND PACIFIC L.P.

By:  TA Associates AAP Venture L.P., its General Partner
By:  TA Associates AAP L.P.
By:  TA Associates, Inc. its General Partner

By:
     -----------------------------------------------
        Katherine S. Cromwell, Managing Director

ADVENT ATLANTIC AND PACIFIC II L.P.

By:  TA Associates AAP II Partners L.P., its General Partner
By:  TA Associates, Inc. its General Partner

By:
     -----------------------------------------------
        Katherine S. Cromwell, Managing Director

TA VENTURE INVESTORS L.P.

By:
     -----------------------------------------------
        Katherine S. Cromwell, General Partner

TA ASSOCIATES MANAGEMENT L.P.
By:  TA Associates, Inc. its General Partner

By:
     -----------------------------------------------
        Katherine S. Cromwell, Managing Director

TA ASSOCIATES VII L.P.
By:  TA Associates, Inc.

By:
     -----------------------------------------------
        Katherine S. Cromwell, Managing Director

TA ASSOCIATES, INC.

By:
     -----------------------------------------------
        Katherine S. Cromwell, Managing Director

TA ASSOCIATES SERVICE CORPORATION

By:
     -----------------------------------------------
        Katherine S. Cromwell, Clerk